Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Share Repurchase Plan

Board approves plan to repurchase up to $5 million of common stock

Seattle, WA – November 29, 2022 – Bsquare Corporation (NASDAQ: BSQR) (“Bsquare” or the “Company”) announced today that its Board of Directors has approved a plan to repurchase up to $5 million of its common stock (the “Share Repurchase Program”).

“Our operating discipline and cash reserves combine to create potential for building value that is not reflected in our share price today,” said Ralph C. Derrickson, President and CEO of Bsquare. “This share repurchase program allows us to return cash to shareholders without compromising our ability to pursue organic growth or strategic alternatives,” Derrickson added.

Under the Share Repurchase Program, the Company is authorized to purchase shares of its common stock on a discretionary basis from time to time through open market purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including through Rule 10b5-1 trading plans and under Rule 10b-18 of the Securities Exchange Act of 1934. The Share Repurchase Program has no time limit and may be suspended or discontinued completely at any time. The number of shares to be purchased and the timing of purchases will be based on the Company's trading windows and available liquidity, general business and market conditions, and other factors, including legal requirements, and alternative investment opportunities.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the potential success of the Share Repurchase Program, our ability to achieve our business strategies, growth, or other future events or conditions. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements.

Bsquare and Investor Contact:

Christopher Wheaton
Bsquare Corporation, Chief Financial and Operating Officer +1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries.

Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999